                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant    |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|      Definitive Proxy Statement

|_|      Definitive Additional Materials

|_|      Soliciting Material Pursuant to Rule 14a-12


                                    IGI, INC.

                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)       Title of each class of securities to which transaction applies:

2)       Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)       Proposed maximum aggregate value of transaction:

5)       Total fee paid:

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)       Amount Previously Paid:

2)       Form, Schedule or Registration Statement No.:

3)       Filing Party:

4)       Date Filed:

                                    IGI, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 17, 2000

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IGI, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 17, 2000 at 10:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts (the "Meeting") for the purpose of considering and voting upon the following matters:

         1. To elect eight directors to serve until the next Annual Meeting of Stockholders.

         2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the current fiscal year.

         3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

         The Board of Directors has fixed the close of business on Monday, March 20, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

         A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1999, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                         By order of the Board of Directors,

                                         Robert E. McDaniel,
                                         Secretary

April 18, 2000

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEEDS TO BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                    IGI, INC.

                          WHEAT ROAD AND LINCOLN AVENUE
                             BUENA, NEW JERSEY 08310
                            -------------------------

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 17, 2000
                            -------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IGI, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, May 17, 2000 at 10:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and at any adjournments thereof (the "Meeting").

         All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a Proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and vote in person.

         Only the record holders of shares of common stock, $.01 par value per share, of the Company (the "Common Stock") at the close of business on March 20, 2000 may vote at the Meeting. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting. On March 20, 2000 there were 10,268,636 shares of Common Stock outstanding.

         The Notice of Meeting, Proxy Statement, the enclosed Proxy and the Company's Annual Report for the year ended December 31, 1999 are being mailed to stockholders on or about April 18, 2000.

BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth information as of March 20, 2000 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) the Chief Executive Officer and the executive officers of the Company listed in the "Summary Compensation Table" below (collectively, the "Named Executive Officers"), and
(iv) the directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                       NUMBER OF          PERCENT OF
NAME OF BENEFICIAL OWNER                                                 SHARES            CLASS (1)
------------------------                                                 ------            ---------
5% STOCKHOLDERS
Stephen J. Morris.........................................             2,325,798 (2)          22.6%
  66 Navesink Avenue
  Rumson, New Jersey
American Capital Strategies Ltd...........................             1,907,543 (3)          15.7%
  3 Bethesda Metro Center, Suite 860
  Bethesda, Maryland  20814
Edward B. Hager, M.D......................................             1,546,010 (4)          14.5%
  Pinnacle Mountain Farms
  Lyndeboro, NH 03082
Jane E. Hager.............................................             1,175,322 (5)          11.3%
  Pinnacle Mountain Farms
  Lyndeboro, NH 03082

OTHER DIRECTORS AND EXECUTIVE OFFICERS
Terrence D. Daniels.......................................                63,099 (6)            *
Constantine L. Hampers, M.D...............................                91,185 (7)            *
Donald W. Joseph..........................................                         0            *
Rajiv Mathur..............................................                53,500 (8)            *
Robert E. McDaniel........................................               113,992 (9)          1.1%
Terrence O'Donnell........................................              105,583 (10)          1.0%
Paul D. Paganucci.........................................               64,839 (11)            *
Paul Woitach..............................................              205,112 (12)          2.0%
All executive officers and directors, as a group (12
Persons) .................................................            5,129,625 (13)          44.9%

*        Less than 1% of the Common Stock outstanding.

(1) Percentage of beneficial ownership for each person listed is based on 10,268,636 shares of Common Stock outstanding as of March 20, 2000, and includes the shares of Common Stock underlying options, or other rights, held by such persons that are exercisable within 60 days after March 20, 2000.

(2) Includes 816,300 shares which Mr. Morris owns jointly with his wife and 200 shares owned directly by his wife. Also includes 154,460 shares which are held in an account on behalf of Mr. Morris' children, over which Mr. Morris has voting and investment control, and 42,000 shares held in a building fund on behalf of St. George Greek Orthodox Church of Asbury Park, New Jersey, over which Mr. Morris has voting and investment control.

(3)      On February 11, 2000, American Capital Strategies Ltd. ("ACS") filed a
         Schedule 13G with the Securities and Exchange Commission reporting beneficial ownership of a total of 1,907,543 shares, all of which are issuable upon the exercise of warrants held by ACS. ACS reported that it has sole voting and dispositive power over all 1,907,543 shares.

(4) Includes 425,000 shares which Dr. Hager may acquire pursuant to stock options exercisable within 60 days after March 20, 2000, and 639,815 shares beneficially owned by Dr. and Mrs. Hager as co-trustees of the Hager Family Trust, who share voting and investment power.

(5) Includes 639,815 shares beneficially owned by Dr. and Mrs. Hager, as co-trustees of the Hager Family Trust, who share voting and investment power. Includes 90,000 shares which Mrs. Hager may acquire pursuant to stock options exercisable within 60 days after March 20, 2000.

(6) Includes 50,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 20, 2000.

(7) Includes 70,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 20, 2000.

(8) Consists of 53,500 shares which may be acquired pursuant to stock options exercisable within 60 days after March 20, 2000.

(9) Includes 110,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 20, 2000.

(10) Includes 80,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 20, 2000.

(11) Includes 50,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 20, 2000 and 12,774 shares beneficially owned by Mr. Paganucci as trustee of the Paul D. Paganucci Revocable Trust.

(12) Includes 200,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 20, 2000.

(13) Includes 1,128,500 shares which may be acquired pursuant to stock options exercisable within 60 days after March 20, 2000 included in Notes (3) - (11) above and 25,000 shares which may be acquired pursuant to stock options exercisable within 60 days after March 20, 2000 held by one other executive officer of the Company.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by Reporting Persons furnished to the Company, the Company believes that during 1999 its officers, directors and holders of more than 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements.

VOTES REQUIRED

         The holders of a majority of the shares of Common Stock outstanding shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

         The affirmative vote of the holders of a plurality of the shares of Common Stock voted at the Meeting is required for the election of directors (Proposal 1). The affirmative vote of the holders of a majority of the shares of Common Stock voted at the Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company (Proposal 2).

         Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes cast in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of the holders of a certain percentage of the shares of Common Stock voting on a matter.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

         The persons named as proxies in the accompanying Proxy intend (unless authority to vote therefor is specifically withheld) to vote for the election of the persons named below as directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees becomes unavailable to serve as a director, the persons named as proxies in the accompanying Proxy may vote the Proxy for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. The following table sets forth certain information with respect to the nominees:

                                                                          PRINCIPAL OCCUPATION,
                                                                             OTHER BUSINESS
                                                                            EXPERIENCE DURING
                                                    DIRECTOR               PAST FIVE YEARS AND
            NAME                           AGE       SINCE                 OTHER DIRECTORSHIPS
            ----                           ---       -----                 -------------------
Edward B. Hager, M.D............           68        1977      Chairman of the Board of Directors of the Company
                                                               since 1977; Chief Executive Officer of the Company
                                                               from 1977 to February 2000; Chairman of the Board of
                                                               Directors and Chief Executive Officer of Novavax,
                                                               Inc., a biopharmaceutical company, from 1987 to June
                                                               1996; Chairman of the Board of Directors of Novavax,
                                                               Inc. from February 1997 to March 1998; Dr. Hager is
                                                               the husband of Jane E. Hager.

Jane E. Hager...................           54        1977      President of Prescott Investment Corp., a real estate
                                                               development company, Lyndeboro, NH since 1991; former
                                                               Treasurer of IGI, Inc.; Director of Fleet Bank-NH,
                                                               Nashua, NH from 1986 to 1998; Trustee and Treasurer
                                                               of the University System of New Hampshire; Overseer
                                                               of Dartmouth Mary Hitchcock Hospital; Incorporator of
                                                               New Hampshire Charitable Fund, Concord, NH; Trustee
                                                               of the Derryfield School in Manchester, New
                                                               Hampshire; Director of Novavax, Inc. from February
                                                               1997 to March 1998;  Director of Centrix Bank and
                                                               Trust; Mrs. Hager is the wife of Edward B. Hager.

Terrence O'Donnell..............           56        1993      Executive Vice President and General Counsel, Textron
                                                               Inc., a producer of aircraft, automotive products and
                                                               industrial products, since March 2000; Member of law
                                                               firm of Williams & Connolly, Washington, D.C. since
                                                               March 1992 and from March 1977 to October 1989;
                                                               General Counsel of Department of Defense from October
                                                               1989 to March 1992; Special Assistant to President
                                                               Ford from August 1974 to January 1977; Deputy Special
                                                               Assistant to President Nixon from May 1972 to August
                                                               1974; Director of ePlus, Inc. (formerly MLC Holdings).


Constantine L. Hampers, M.D.....           67        1994      Chief Executive Officer of MDL Consulting Associates
                                                               since 1996; Chairman of the Board of Directors and
                                                               Chief Executive Officer of National Medical Care,
                                                               Inc., a provider of in-center and home kidney
                                                               dialysis services and products, from 1968 to 1996;
                                                               Executive Vice President and Director of W.R. Grace &
                                                               Co., a supplier of specialty chemical, construction
                                                               and container products, from 1986 to 1996; Director
                                                               of Artificial Kidney Services at Peter Bent Brigham
                                                               Hospital and Assistant Professor of Medicine at
                                                               Harvard University School of Medicine prior to 1968
                                                               and for several years thereafter.

Terrence D. Daniels.............           57        1996      President of Quad-C, a structured investment firm,
                                                               since November 1989; Vice Chairman of W.R. Grace &
                                                               Co. from 1986 to 1989; Director of  Collins & Aikman
                                                               Floorcoverings and numerous private companies.

Stephen J. Morris...............          67       1999        Co-founder and General Manager of John Morris &
                                                               Sons, Inc., a hotel and restaurant enterprise,
                                                               which Mr. Morris owned and managed from July 1958
                                                               to December 1998; Co-founder and Advisor of
                                                               International Scientific Communications, a
                                                               scientific publishing company.




Paul Woitach....................           41       Director   Chief Executive Officer of the Company since
                                                    Nominee    February 2000; President and Chief Operating
                                                               Officer of the Company since May 1998; General
                                                               Manager, Laboratory Division of Mettler Toledo
                                                               North America, a producer of weighing and
                                                               measurement systems, from December 1997 to January
                                                               1998; Vice President, Marketing and Sales, Balances
                                                               and Instrument Division of Mettler Toledo
                                                               International from October 1996 to December 1997;
                                                               Vice President and Executive Director from October
                                                               1995 to October 1996, and Director of Marketing
                                                               Channels from November 1993 to September 1995 of
                                                               the Health Imaging Division of Eastman Kodak
                                                               Company, which produces diagnostic imaging
                                                               products.


Donald W. Joseph................           62      Director    Group Vice President of Baxter International Inc.,
                                                   Nominee     a medical products and services company, since
                                                               November 1993; President, Renal Business of Baxter
                                                               International Inc. from October 1981 to November
                                                               1993; Director of Sales and Marketing for the renal
                                                               division of Baxter International Inc. from December
                                                               1972 to October 1981; Joined Baxter International
                                                               Inc. as Sales Representative in July 1966, where
                                                               Mr. Joseph held various sales management positions
                                                               from July 1996 to December 1972.


         For information relating to shares of the Company owned by each of the directors, see "Beneficial Ownership of Common Stock."

BOARD AND COMMITTEE MEETINGS

         The Board of Directors met eleven times during 1999. Except for Messrs. Daniels and Paganucci each of the current directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has an Executive Committee, an Audit Committee, an Independent Committee of Outside Directors, a Compensation and Stock Option Committee and a Governance Committee.

         The Executive Committee, whose members are Drs. Hager (Chairman) and Hampers and Ms. Hager, has the authority to exercise the powers of the Board of Directors between Board meetings. The Audit Committee, whose members are Messrs. O'Donnell (Chairman), Morris and Paganucci and

Ms. Hager, reviews the audit of the Company's accounts, monitors the effectiveness of the audit and evaluates the scope of the audit. The Independent Committee of Outside Directors, whose members are Dr. Hampers (Chairman) and Messrs. O'Donnell, Daniels and Paganucci, reviews and approves transactions between management and the Company. The Compensation and Stock Option Committee, whose members are Dr. Hampers (Chairman) and Messrs. Daniels and Morris, reviews and recommends salaries and other compensatory benefits for the principal officers of the Company and grants stock options to key employees of the Company and its subsidiaries. The Governance Committee, whose members are Dr. Hampers (Chairman) and Messrs. Daniels, O'Donnell and Paganucci, ensures that principles of appropriate corporate governance are developed and maintained. The Governance Committee also serves as the nominating body for the Board of Directors. The Governance Committee will consider nominees recommended by security holders.

         During 1999, the Audit Committee met three times, the Compensation and Stock Option Committee met twice and the Governance Committee met once. The Executive Committee and the Independent Committee of Outside Directors did not meet during 1999.

DIRECTOR COMPENSATION AND STOCK OPTIONS

         Director Options. In September 1999, the Board of Directors adopted the 1999 Director Stock Plan (the "1999 Plan"). On September 15, 1999, each non-employee director of the Company received an option under the 1999 Plan to purchase 50,000 shares of Common Stock at an exercise price of $1.75 per share. Under the 1999 Plan, on January 2 of each year, beginning with January 2000 (i) each non-employee director is granted a stock option for 15,000 shares, and (ii) each of the Chairmen of the Audit Committee and Stock Option and Compensation Committee is granted additional stock options for 15,000 and 10,000 shares, respectively. Additionally, under the 1999 Plan, each newly elected director will receive a stock option grant of 15,000 shares at the time of his/her election and annually thereafter on the anniversary date of his/her election. All of such options will be granted at an exercise price equal to the closing price of the Common Stock on the American Stock Exchange on the date of grant. All options granted under the 1999 Plan become 100% vested twelve months after the date of grant.

         Pursuant to the 1999 Plan, Ms. Hager, Dr. Hampers and Messrs. Daniels, O'Donnell, Morris and Paganucci each received options to purchase 50,000 shares of Common Stock of the Company during 1999. Additionally, on January 2, 2000, Ms. Hager, Dr. Hampers and Messrs. Daniels, O'Donnell, Morris and Paganucci each received options to purchase the following number of shares of Common Stock of the Company: 15,000, 25,000, 15,000, 30,000, 15,000 and 15,000, respectively.

         Director Fees. The Board of Directors adopted the 1998 Directors Stock Plan (the "1998 Plan") in October 1998 to provide each outside director with the right to receive shares of the Company's Common Stock as director compensation in lieu of cash payments of director fees, thereby encouraging ownership in the Company by the directors. Each non-employee director receives $2,000 in value of Common Stock for each meeting of the Board he or she attends in person, $1,000 in value of Common Stock for each telephonic meeting of the Board attended, $500 in value of Common Stock for each Committee meeting attended which is held on the same day as a Board meeting, $1,000 in value of Common Stock for each Committee meeting attended which is not held on the same day as the Board meeting, and up to $5,000 in value of Common Stock annually for the Chairman of certain of the Board Committees. The fees are payable quarterly and the number of shares of Common Stock issued to each director is determined by dividing the fees payable for the quarter by the closing price of the Company's Common Stock on the American Stock Exchange on the last business day of the applicable quarter.

         Pursuant to the 1998 Plan, Ms. Hager, Dr. Hampers and Messrs. Daniels, O'Donnell, Morris and Paganucci each received the following number of shares, respectively, of Common Stock of the

Company, as compensation for 1999: 10,684, 10,112, 7,317, 11,018, 6,398 and
7,541, respectively. These shares represented a total value at the time of issuance of $110,500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1999, Company personnel and advisors traveled at various times on Company business on an airplane owned by a company which is wholly-owned by Jane E. Hager, a director of the Company and spouse of Edward B. Hager, M.D. Total charges to the Company for its use of the airplane in 1999 were $54,564. The Board of Directors authorized the use of the aircraft for business travel only, provided that (i) the air travel rate billed to the Company for use of the airplane be at least as favorable as the rate charged by private aircraft owners unaffiliated with the Company, and (ii) use of the airplane be limited to 100 hours at $1,350 per hour. Notwithstanding these criteria, the Company was billed for such use of the aircraft at rates not exceeding those for first class commercial airfare.

         American Capital Strategies, Ltd. ("ACS") owns warrants (the "Warrants") to purchase 1,907,543 shares of Common Stock, representing 15.7% of the outstanding capital stock of the Company. The Warrants were issued on October 29, 1999, in connection with a financing arrangement, pursuant to which the Company entered into a $7 million subordinated debt agreement ("Subordinated Debt Agreement") with ACS. Borrowings under the Subordinated Debt Agreement bear interest at the rate of 12.5% per annum plus an additional interest component at the rate of 2.25% through March 2001, and 2% thereafter, which is payable at the Company's election in cash or Company Common Stock. The Subordinated Debt Agreement matures in October 2006.

         In connection with the Subordinated Debt Agreement, the Company issued to ACS the Warrants to purchase 1,907,543 shares of Common Stock at an exercise price of $.01 per share. The Warrants are fully vested and can be exercised by ACS at any time up to October 29, 2009. On April 12, 2000, the Subordinated Debt Agreement was amended whereby a "put" provision, in which ACS had the right to require the Company to repurchase the Warrants under certain circumstances, was replaced with a "make-whole" feature. This feature requires the Company to compensate ACS, in either Common Stock or cash, at the option of the Company, in the event that ACS ultimately realizes proceeds from the sale of its Common Stock obtained upon exercise of the Warrants that are less than the fair value of the Common Stock upon exercise of such Warrants, multiplied by the number of shares obtained upon exercise. ACS must exercise reasonable effort to sell or place its shares in the marketplace over a 180-day period before it can invoke the make-whole provision.

         The Subordinated Debt Agreement also contains financial and other covenants and restrictions, which, if breached by the Company, would allow ACS to demand prompt repayment of all outstanding indebtedness. In addition, to secure all of its obligations under the Subordinated Debt Agreement, the Company has granted ACS a subordinate security interest in all of the assets and properties of the Company and its subsidiaries. Pursuant to the Subordinated Debt Agreement, ACS has the right to designate for election to the Company's Board of Directors that number of directors that bears the same ratio to the total number of directors as the number of shares of Common Stock owned by ACS plus the number of shares issuable upon exercise of the Warrants bear to the total number of outstanding shares of Common Stock on a fully-diluted basis, provided that so long as it owns at least 5% of the outstanding Common Stock or any of its loans are outstanding, ACS shall have the right to designate for election at least one director. ACS has not nominated a director for the election of directors to be held at the Meeting.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three most highly compensated executive officers of the Company who received compensation in excess of $100,000 during 1999 and who were serving as executive officers at the end of 1999.

                                             SUMMARY COMPENSATION TABLE
                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                ANNUAL COMPENSATION                    AWARDS
                                                -------------------                    ------
                                                                                      SECURITIES
                                                                    OTHER ANNUAL      UNDERLYING     ALL OTHER
    NAME AND PRINCIPAL                  SALARY         BONUS        COMPENSATION       OPTIONS      COMPENSATION
       POSITION (1)           YEAR       ($)            ($)           ($)(2)          (#)(3)           ($)(4)
       ------------           ----       ---            ---           ------          ------           ------
Edward B. Hager(5)            1999       $460,000    $ ------        $------          100,000          $8,046
   Chief Executive Officer    1998        380,000      ------         ------          225,000          11,775
                              1997        303,480      ------         ------           ------          11,944

Paul Woitach                  1999        200,000      40,000          7,200          200,000           9,296
   President and Chief        1998        151,442      ------          4,200          100,000           2,848
   Operating Officer

Robert E. McDaniel            1999        185,000      ------          7,200          140,000           8,002
   Executive Vice             1998        106,920      ------          3,000           60,000           2,963
President, General
Counsel and Secretary

Rajiv Mathur                  1999        150,000      ------          6,000           40,000           9,978
   Senior Vice President


------------------

(1)      Lists the principal position with the Company as of December 31, 1999.

(2)      The amounts shown in this column represent automobile allowances.

(3)      The Company has never granted any stock appreciation rights.

(4) The amounts shown in this column represent premiums for group life insurance and medical insurance paid by the Company and the Company's contributions under its 401(k) plan. In 1999, the Company paid $605, $605, $561 and $454 in group life insurance premiums for Dr. Hager and Messrs. Woitach, McDaniel and Mathur, respectively; $7,441 in medical insurance premiums for each of Dr. Hager and Messrs. Woitach, McDaniel and Mathur; and $1,250 and $2,083 in 401(k) plan contributions for Messrs. Woitach and Mathur, respectively.

(5) Dr. Hager elected to defer payment of his salary in 1998 and for part of 1999. Dr. Hager's salary for 1998, which amounted to $380,000, was accrued to expense in 1998. In lieu of cash compensation, Dr. Hager was granted 417,744 shares of Common Stock on November 29, 1999, representing accrued and unpaid salary of $725,000 earned from January 1998 through September 1999 and 63,448 shares of Common Stock on January 12, 2000 representing accrued and unpaid salary of $115,000 earned from October 1, 1999 through December 31, 1999.

STOCK OPTIONS

         The following tables set forth certain information concerning option grants during the fiscal year ended December 31, 1999 to the Named Executive Officers and the number and the value of the options held by such persons on December 31, 1999. No options were exercised by Named Executive Officers during 1999.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                           Individual Grants
                                                           -----------------
                           Number of         Percent of                                    Potential Realizable Value
                          Securities       Total Options                                     At Assumed Annual Rates
                          Underlying         Granted to      Exercise or                   of Stock Price Appreciation
                            Options         Employees in    Base Price Per     Expiration      for Option Term (1)
    Name                   Granted (#)       Fiscal Year      Share ($/sh)        Date           5%           10%
    ----                   -----------       -----------      ------------        ----           --           ---
Edward B. Hager             100,000 (2)         10.2%           $2.06          01/05/09        $10,000      $20,000
Paul Woitach                100,000 (3)         10.2             2.06          01/05/09         10,000       20,000
                            100,000 (3)         10.2             1.56          12/09/09          7,800       15,600
Robert E. McDaniel           50,000 (4)          5.1             1.75          05/13/09          4,375        8,750
                             90,000 (4)          9.2             1.56          12/09/09          7,020       14,040
Rajiv Mathur                 30,000 (5)          3.1             1.94          03/16/09          2,910        5,820
                             10,000 (5)          1.0             1.56          12/09/09            780        1,560




(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately.

(2) 100% of the shares covered by the options vested immediately upon grant.

(3) 100% of the shares covered by the options vested four months after the date of grant.

(4) 50% of the shares covered by the options vest six months after the date of grant and the remaining 50% of the shares vest one year after the date of grant.

(5) 25% of the shares covered by the options vest on the first anniversary of the option grant date and an additional 25% of the shares vest on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

                          FISCAL YEAR-END OPTION VALUES

                                              Number of Securities                   Value of Unexercised
                                             Underlying Unexercised                  In-the-Money Options
                                           Options at Fiscal Year-End                at Fiscal Year-End
                    NAME                   Exercisable/Unexercisable             Exercisable/Unexercisable(1)
                    -----                  -------------------------             ----------------------------
            Edward B. Hager                          425,000/0                                $0/$0
            Paul Woitach                             200,000/100,000                           0/37,800
            Robert E. McDaniel                        85,000/115,000                     4,700/38,720
            Rajiv Mathur                             43,500/50,000                            0/3,780

-----------

(1) Value based on market value of the Company's Common Stock at the end of fiscal 1999 ($1.938 per share) minus the exercise price.

EMPLOYMENT AGREEMENTS

         Pursuant to his Employment Agreement, Dr. Hager was entitled to an annual increase of 10% of his prior year's salary each year through December 31, 1999, the expiration date of the Employment Agreement. Dr. Hager waived the 10% increase for 1998, and chose to defer the payment of his entire annual salary as of January 1, 1998, to preserve funds for the Company's cash needs. Therefore, the Company accrued, but did not pay, Dr. Hager's 1998 salary of $380,000. The Company also accrued, but did not pay, Dr. Hager's 1999 salary of $460,000. On November 29, 1999, the Company issued 348,571 shares of Common Stock, valued at $1.75 per share, in payment of accrued but unpaid salary of $610,000 earned by Dr. Hager from January 1, 1998 to June 30, 1999, and 69,173 shares of Common Stock, valued at $1.66 per share, in payment of his accrued and unpaid salary of $115,000 earned by Dr. Hager from July 1, 1999 through September 30, 1999. On January 12, 2000, the Company issued 63,448 shares of Common Stock, valued at $1.81 per share, in payment of accrued but unpaid salary of $115,000 earned by Dr. Hager from October 1, 1999 through December 31, 1999.

         Dr. Hager resigned as the Company's Chief Executive Officer on February 1, 2000. The Company presently pays Dr. Hager a monthly salary of $16,667 for services he performs in an advisory role, as Chairman of the Board of Directors and as the Chairman of the Executive Committee.

         Dr. Hager is bound by certain non-compete and non-solicitation obligations for five years after termination of employment or such longer period during which he receives severance payments under the Employment Agreement.

         Effective May 1, 1998, the Company entered into an employment agreement with Paul Woitach, President and Chief Operating Officer of the Company, which terminates April 30, 2001. Under the terms of the agreement, Mr. Woitach receives a base salary of $200,000, which is reviewed for merit increases not less than annually. The agreement provides that Mr. Woitach was to receive a bonus of 20% of his base salary for fiscal years 1998 and 1999 and that he is eligible for additional bonuses based upon the Company's management performance bonus plan for 1998 and each subsequent year.

         Pursuant to the agreement, Mr. Woitach received a grant of an option to purchase 100,000 shares of the Company's Common Stock, which vested fully on November 1, 1998, and an additional option grant of 100,000 shares of Common Stock on January 5, 1999, which vested fully on May 1, 1999. All equity-based awards received by Mr. Woitach fully vest upon a change of control. In the event Mr. Woitach's employment is terminated by the Company with cause or by Mr. Woitach without cause, Mr.

Woitach will receive his base salary, bonus and all other benefits which have accrued as of the date of termination. In the event Mr. Woitach's employment is terminated by the Company without cause or by Mr. Woitach with cause, Mr. Woitach is entitled to continuation of his annual salary, bonus and benefits for 18 months, and all of his unvested options will fully vest and become exercisable for a period of at least two years after the date of termination. Mr. Woitach assumed the position of Chief Executive Officer of the Company when Dr. Hager retired, on February 1, 2000.

         Effective September 1, 1999, the Company entered into an employment agreement with Mr. Robert E. McDaniel, Executive Vice President and General Counsel of the Company. The agreement provides for employment through April 30, 2001, unless either party provides written notice to the other on or before August 31, 2000, that the term will not be extended. Under the terms of the agreement, Mr. McDaniel receives a base salary of $185,000, which is reviewed for merit increases not less than annually. All equity-based awards received by Mr. McDaniel will vest fully upon a change of control.

         In the event Mr. McDaniel's employment is terminated by the Company with cause or Mr. McDaniel resigns, Mr. McDaniel will receive his base salary, bonus and all other benefits which have accrued as of the date of termination. In the event Mr. McDaniel's employment is terminated by the Company without cause, Mr. McDaniel is entitled to continuation of his annual salary and benefits for 12 months, and all of his unvested options will fully vest and become exercisable for a period of at least two years after the date of termination.

         On February 18, 1999, the Company entered into an employment agreement with Mr. Rajiv Mathur, Senior Vice President of the Company. The agreement provides for employment for one year terms, with yearly renewals at the option of the Company. If the Company elects not to renew the agreement, Mr. Mathur will receive continuation of his salary and benefits for eighteen months. Pursuant to the agreement, Mr. Mathur received an option to purchase 30,000 shares of Common Stock of the Company in March 1999 and an option to purchase an additional 40,000 shares of Common Stock of the Company, to be granted over a two-year period. Upon a change of control of the Company, 100% of Mr. Mathur's options will vest. Mr. Mathur is eligible to participate in the incentive compensation plan for executives, which provides that Mr. Mathur may earn up to 20% of his target salary as an additional bonus, based upon company and individual performance.

              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

OVERVIEW AND PHILOSOPHY

         The Compensation and Stock Option Committee of the Board of Directors (the "Committee") consists of three non-employee directors and is responsible for the development and administration of the Company's executive compensation policies and programs, subject to the review and approval by the full Board. The Committee reviews and recommends to the Board for its approval the salaries and incentive compensation for the executive officers of the Company and grants stock options to executives and other key employees of the Company and its subsidiaries.

         The objectives of the Company's executive compensation program are to:

         - Support the achievement of strategic goals and objectives of the Company.

         - Attract and retain key executives critical to the long-term success of the Company.

         - Align the executive officers' interests with the success of the Company.

COMPENSATION PROGRAM

         The Company's executive compensation program consists of three principal elements - base salary, annual cash incentive compensation and long-term incentive compensation in the form of stock options.

         The base salaries of Dr. Hager and Messrs. Woitach and McDaniel were established pursuant to the terms of their respective employment agreement with the Company. See "Employment Agreements." Base salary levels for the Company's executive officers are generally based on a review of compensation for competitive positions in the market, the executives' job skills and experience and judgments as to past and future contributions of the executives to the Company's success. Due to the mix of the types of businesses in which the Company is engaged, consumer products, petcare products and poultry vaccines, it is difficult to find similar companies with which meaningful comparisons can be made. The Committee seeks to set the annual base salaries of its executives at levels competitive with those paid to executives in these businesses. It seeks, however, to provide its executives with opportunities for substantially higher compensation through annual incentive awards and stock options.

         The Company made cash incentive payments in 1999 to Mr. Woitach. The annual cash incentive compensation program was designed to tie annual awards to Company and individual executive performance. The Committee considers a number of factors in determining whether annual incentive awards should be paid, including (i) achievement by the Company and/or specific business units of approved budgets, new product introductions, progress in development of new products and operating income and cash flow goals and (ii) achievement by the executives of their assigned objectives. In considering individual performance, as contrasted to Company performance, the Committee relies more on subjective evaluations of executive performance than on quantitative data or objective criteria. Further, the Company has implemented a variable compensation plan for its top executives. The purpose of the plan is to directly link management compensation to Company performance. Present plans include expanding the application of the variable compensation plan to more upper level managers.

         Long-term incentives for executive officers and key managers are provided through stock options. The objectives of this program are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

         Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases. In selecting executives eligible to receive option grants and determining the amount of such grants, the Committee evaluates a variety of factors including (i) the job level of the executive, (ii) option grants awarded by competitors to executives at a comparable job level, and (iii) past, current and prospective service to the Company rendered, or to be rendered, by the executive. It has been the Company's practice to fix the exercise price of option grants at 100% of the fair market value per share on the date of grant.

CHIEF EXECUTIVE OFFICER'S 1999 COMPENSATION

         Dr. Edward B. Hager, Chairman of the Board and former Chief Executive Officer of the Company, was eligible to participate in the same executive compensation plans available to the other Company executives. In addition to his duties as Chief Executive Officer and Chairman of the Board, Dr. Hager served as Chief Scientific Officer of the Company. The Committee set Dr. Hager's total annual compensation, including annual incentive awards and potential additional compensation derived from the

Company's stock option program, at a level it believed was competitive with other comparable companies.

         Dr. Hager's annual compensation was governed by the terms of his employment agreement with the Company. Pursuant to his employment agreement, Dr. Hager was entitled to an annual increase of 10% of his prior year's salary each year through December 31, 1999, the expiration date of the employment agreement. However, Dr. Hager waived the 10% increase for 1998 and chose to defer the payment of his annual salary from 1998 and 1999 to preserve funds for the Company's cash needs. On November 29, 1999, the Company issued 348,571 shares of Common Stock, valued at $1.75 per share, in payment of his accrued and unpaid salary of $610,000 earned by Dr. Hager from January 1998 through June 1999, and 69,173 shares of Common Stock, valued at $1.66 per share, in payment of his accrued and unpaid salary of $115,000 earned by Dr. Hager from July 1999 through September 1999. On January 12, 2000, the Company issued 63,448 shares of Common Stock to Dr. Hager, representing accrued and unpaid salary of $115,000 earned from October 1, 1999 through December 31, 1999.

         The Committee awarded Dr. Hager an option grant on January 5, 1999 to purchase 100,000 shares of Common Stock, which option vested fully on the date of grant.

TAX CONSIDERATIONS

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation in excess of one million dollars paid to its chief executive officer and its other four highest compensated officers. Qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. While the Committee does not currently intend to qualify its annual cash incentive compensation as qualified performance-based compensation, it will continue to monitor the impact of Section 162(m) on the Company. Based on the compensation received by Dr. Hager and the other Named Executive Officers, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term.

                                       Compensation and Stock Option Committee

                                       Constantine L. Hampers, M.D., Chairman
                                       Terrence D. Daniels
                                       Stephen J. Morris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation and Stock Option Committee was, during fiscal year 1999, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 1999, no executive officer of the Company served as a director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation and Stock Option Committee, or as a director, of the Company.

                          COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the AMEX Composite Index and a peer group over the same period (assuming the investment of $100 in the Company's Common Stock, the AMEX Composite Index and the peer group on December 31, 1994, and reinvestment of all dividends). The peer group consists of the Company, The Liposome Company, Inc., Sequus Pharmaceuticals (formerly Liposome Technology, Inc.), Nexstar Pharmaceuticals (formerly Vestar, Inc.) and Advanced Polymer Systems, Inc. The Company's Common Stock was suspended from trading on the American Stock Exchange from March 31, 1998 to September 7, 1998 due to delays in filing periodic reports under the Securities Exchange Act of 1934, as amended, and resumed trading on September 8, 1998.


                              [GRAPH APPEARS HERE]




                        12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
IGI, Inc.                 100         68          55        32         15          15
AMEX Market Value         100        126         134       163        165         214
Peer Group                100        169         168        61        126          97

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF AUDITORS

         The Board of Directors has selected PricewaterhouseCoopers LLP as auditors of the Company for the fiscal year ending December 31, 2000, subject to ratification by stockholders at the Meeting. If this proposal is not approved at the Meeting, the Board of Directors will reconsider this selection. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Any proposal that a stockholder intends to present at the 2001 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its offices, Wheat Road and Lincoln Avenue, Buena, New Jersey 08310, no later than December 15, 2000, in order to be considered for inclusion in the Proxy Statement relating to that meeting.

         If a stockholder of the Company wishes to present a proposal before the 2001 Annual Meeting and the Company has not received notice of such matter prior to February 28, 2001, the Company shall have discretionary authority to vote on such matter, if the Company includes a specific statement in the proxy statement or form of proxy to the effect that it has not received such notice in a timely fashion.

                                  OTHER MATTERS

         The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

         The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

         THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                             By Order of the Board of Directors,


                                             Robert E. McDaniel,
                                             Secretary
April 18, 2000

                                    IGI, INC,
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 17, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

         The undersigned, having received notice of the meeting and management's proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Edward B. Hager, Robert E. McDaniel and Manfred Hanuschek, and each of them singly, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of IGI, Inc. (the "Company") to be held on Wednesday, May 17, 2000 at 10:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and at any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned will be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY
          THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY
              PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

                 PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND
                    RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

         Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                            DO YOU HAVE ANY COMMENTS?

[ X ]    PLEASE MARK VOTES AS IN THIS EXAMPLE

(1)      Election of Directors

         [  ]     For All Nominees

         [  ]     Withhold

         [  ]     For all Except

         Edward B. Hager, M.D., Jane E. Hager, Terrence O'Donnell, Constantine
L. Hampers, M.D., Terrence D. Daniels, Stephen J. Morris, Paul Woitach and Donald W. Joseph.

         NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares voted will be voted for the remaining nominee(s).

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

                         For [ ] Against [ ] Abstain [ ]

(3) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

Please be sure to sign and date this Proxy         Date:________________________


__________________________________________         _____________________________
Stockholder sign here                              Co-owner sign here



                                                   Mark box at right if an
                                                   address change or comment has
                                                   been noted on the reverse
                                                   side of this card. |_|